Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Whitney Holding Corporation of our report, dated March 15, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Whitney Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Summary Consolidated Financial Information of Whitney” and “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
New Orleans, Louisiana
November 29, 2006